Exhibit 99.1

OREGON STEEL MILLS, INC.
Portland, Oregon

For Immediate Release	June 15, 2005

Contact:	Ray Adams
Chief Financial Officer
(503) 240-5223

OREGON STEEL MILLS, INC. REVISES SECOND QUARTER OUTLOOK

Portland, Oregon, June 15, 2005/Business Wire/--Oregon Steel Mills, Inc. (NYSE: OS) today revised its outlook for the second quarter.  The Company had previously estimated that its second quarter earnings per diluted share would be in the range of $.85 to $.95.  The Company now expects second quarter earnings per diluted share to be in the range of $.75 to $.85.  First quarter 2005 results were $.79 per diluted share.

The lower expectation is primarily due to the inability to achieve the scheduled delivery on approximately 30,000 tons of welded pipe products representing approximately $34 million of revenue.  The delivery has been affected by 1) shortages of railroad cars and 2) adverse weather conditions at the product destination points.  The product is expected to be delivered and the associated revenue recognized during the third quarter of 2005.

Jim Declusin, the Company’s President and CEO, stated, “While sales volume for the Company’s plate and rod products have declined in recent months due to customer inventory balances, operating margin per ton for these products continues to compare favorably to those realized in the first quarter of 2005.  We expect demand for these products to pick up in the third quarter as customer inventories are reduced.  Welded pipe and rail products continue to meet volume and operating margin expectations.  While total shipments of product for 2005 are expected to decline approximately 5 percent from 2004, the Company believes that operating income from continuing operations for 2005 will be approximately the same as that realized in 2004, before the 2004 labor dispute settlement charges.”

FORWARD-LOOKING STATEMENTS

Forward-looking statements in this release are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements are subject to risks and uncertainties and actual results could differ materially from those projected.  Such risks and uncertainties include, but are not limited to, general business and economic conditions; competitive products and pricing, as well as fluctuations in demand; potential equipment malfunction, and plant construction and repair delays.  For more detailed information, please review the discussion of risks, which may cause results to differ materially, in our most recently filed Form 10-K, Form 10-Q and other SEC reports.

Oregon Steel Mills, Inc. is organized into two divisions.  The Oregon Steel Division produces steel plate, coil, welded pipe and structural tubing from plants located in Portland, Oregon and Camrose, Alberta, Canada.  The Rocky Mountain Steel Mills Division, located in Pueblo, Colorado, produces steel rail, rod, bar, and tubular products.